Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Trustees and Shareholder of
U-Store-It Trust
Cleveland, Ohio

We consent to and the use in this Amendment No. 1 to Registration Statement No. 333-117848 of U-Store-It Trust of our report dated July 26, 2004 relating to the balance sheet of U-Store-It Trust, and of our report, dated July 26, 2004 relating to the combined financial statements of Acquiport/Amsdell (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No.144), appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

Our audits of the combined financial statements of Acquiport/Amsdell referred to in our aforementioned report also included the financial statement schedule listed in Item 27. This financial statement schedule is the responsibility of the management of Acquiport/Amsdell. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
September 13, 2004